PRINCIPAL FUNDS, INC.
SUB-ADVISORY  AGREEMENT AMENDMENT
BLACKROCK FINANCIAL MANGEMENT, INC


This  AMENDMENT   to  the  Amended   and   Restated   Sub-Advisory
Agreement   between   Principal Management  Corporation  (the
"Manager")  and  BLACKROCK  FINANCIAL  MANAGEMENT,   INC  (the
"Sub-Adviser"),  executed  as  of  January   1,  2010  (the  "Sub-Advisory
Agreement") with respect to Diversified Real Asset Fund, is effective as of July 1, 2015.

1.	The Agreement is hereby amended to
add the following as Section 12:

The Sub-Advisor acknowledges Manager's representation that the Diversified Real Asset Fund series does not rely on the exclusion from the definition of "commodity pool operator" under Section 4.5 of the General Regulations under the Commodity Exchange Act (the CEA).

The Sub-Advisor represents that it is a commodity trading advisor duly registered with the Commodity Futures Trading Commission and is a member in good standing of the National Futures Association (the NFA) or is relying on an exemption from registration as a commodity trading advisor. As applicable, the Sub-Advisor shall maintain such registration and membership in good standing or continue to qualify for an exemption from registration as a commodity trading advisor during the term of this Agreement. Further, the Sub-Advisor agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Sub- Advisor under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that would reasonably be expected to lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self- regulatory organization relating to Sub-Advisor's registration as a commodity trading advisor, in each case, subject to applicable law, attorney-client privilege and confidentiality restrictions .


The Agreement otherwise remains in full force and effect. In the event of a conflict between this Amendment and the Sub-Advisory Agreement or any earlier amendment, the terms of this Amendment shall prevail.


PRINCIPAL MANAGEMENT
CORPORATION

BLACKROCK FINANCIAL
MANAGEMENT


INC



By:  /s/ Michael J. Beer

By:  /s/ Ralph E. Haberli



PRINT NAME:  Michael J. Beer

PRINT NAME:  Ralph E. Haberli



TITLE:  President & CEO

TITLE:  Managing Director



DATE:  07/01/2015

DATE:  06/29/2015